Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

We consent to use in this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-205180) on Form N-2 of FS Investment Corporation of our reports dated February 29, 2016, and March 18, 2016, relating to our audits of the consolidated financial statements, internal control over financial reporting, and financial statement schedule, appearing in the Prospectus, which is a part of this Post-Effective Amendment No. 2 to the Registration Statement.

We also consent to the reference to our firm under the captions “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania

May 27, 2016